CREDIT SUISSE

Filed pursuant to Rule 433
Registration Statement No. 333-158199-10
Dated May 18, 2011

Credit Suisse FX Factor USD Excess Return Index

Monthly Performance Report - April 2011

1 May 2011



Performance Statistics

	April	3 Months	YTD	12 Months
Excess Return	-0.02%	0.30%	-1.06%	-3.06%
Realized Volatility	6.46%	5.30%	5.55%	5.74%
Sharpe Ratio	-0.01	0.25	-0.55	-0.50
Skew	-1.14	-0.85	-0.74	-0.49
Kurtosis	1.18	1.35	0.46	3.24
Maximum Drawdown	-2.63%	-2.63%	-3.24%	-4.73%
Maximum Drawdown Date	18 Apr 11	18 Apr 11	18 Apr 11	03 Aug 10

Source: Credit Suisse - Apr 2006 to Apr 2011 FXFTERUS performance

Performance (past 12 months)



Index Level
250
245
240
235
230
225
220
FXFTERUS
Apr 10
Jul 10
Oct 10
Jan 11

Risk-Return Comparison (12 month rolling)



Return
25%
20%
15%
10%
5%
0%
-5%
S&P GS Commodity Index
MSCI World
JP Morgan Global Bond Index
CS Tremont Hedge Fund Index
FXFTERUS
Volatility
0%
5%
10%
15%
20%
25%
30%

Source: Bloomberg, Datastream, Credit Suisse-Apr 2010 to Apr 2011 FXFTERUS performance

Highlights

- The CS FX Factor Index posted a modest decline of 0.02% in April. Year to date, the FX Factor index is down by 1.06%, with a realised volatility of 5.55%.
- The contribution from Momentum, both in G10 and in emerging markets was strongly positive, thanks to the persistent depreciating trend of the US dollar across the board.
- On the other hand, offsetting negative contributions emerged from Value, as most G10 currencies moved further away from fundamental valuations, Growth, and Terms of Trade.

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Strategy Contribution

	3 Months	12 Months
Carry	-0.29%	-1.41%
EM	0.40%	-0.98%
Growth	-0.83%	-0.85%
Momentum	2.22%	3.73%
Terms of Trade	-1.21%	-2.88%
Value	0.00%	-0.67%
Overall	0.30%	-3.06%

3 Months Rolling Contribution



4%
3%
2%
1%
0%
-1%
-2%
-3%
-4%
-5%
-6%
-7%
-8%
-9%
Carry
Terms of Trade
Growth
Momentum
Value
EM
FX Factor
Apr-10 / Jul-10
Jul-10 / Oct-10
Oct-10 / Jan-11
Jan-11 / Apr-11

Source: Credit Suisse - Apr 2010 to Apr 2011 FXFTERUS performance

Index Facts

Index Value (29 Apr 2011)	237.37
Bloomberg Index Ticker	FXFTERUS Index <GO>

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All rights reserved. This document has been prepared by Credit Suisse.